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                                                                     EXHIBIT 5.1
                                   LAW OFFICES OF
                           PILLSBURY MADISON & SUTRO LLP
                                POST OFFICE BOX 7880
                          SAN FRANCISCO, CALIFORNIA 94120
                              TELEPHONE (415) 983-1000
                              FACSIMILE (415) 983-1200

                                       March 20, 1996

Foundation Health Corporation
3400 Data Drive
Rancho Cordova, CA 95670

Ladies and Gentlemen:

      With reference to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Foundation Health Corporation, a Delaware corporation ("FHC"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 92,435 shares of FHC's Common Stock, par value $.01 per share ("FHC Common Stock"), including the associated Rights to purchase Series A Participating Preferred Stock ("FHC Rights"), which may be issued in connection with the grant of options pursuant to the Managed Health Network, Inc. Incentive Stock Option Plan and Managed Health Network, Inc. Amended and Restated 1991 Stock Option Plan (together, the "Plans"):

      We are of the opinion that the above-referenced shares of FHC Common Stock (including the associated FHC Rights) have been duly authorized and, when issued in accordance with the terms of the Plans and the associated options granted thereunder, including payment of the exercise prices, will be legally issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,



                                       PILLSBURY MADISON & SUTRO LLP